Exhibit 99.1        Press Release dated February 6, 2023

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2022 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 6, 2023 -

●	Fourth quarter net sales of $475.6 million increased 13.6% year-over-year
●	2022 net sales of $2.12 billion increased 34.5% year-over-year
●	2022 net income per diluted share of $7.76 increased 26.8% year-over-year
●	Declared a $0.26 per share dividend
●	Repurchased $78.6 million in common stock in 2022
Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2022. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

Beginning in 2022, the Company changed its presentation for both the North America and the Administrative and all other segment's statement of operations to display allocated expenses and management fees as a separate item below income from operations. During 2021, allocated expenses and management fees between the two segments were previously included in operating expenses and in income from operations and have been adjusted herein to conform to the 2022 presentation. Consolidated income from operations, income before tax and net income for all periods presented below are not affected by the change in presentation.

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2022 with the quarter ended December 31, 2021 or the fiscal year ended December 31, 2022 with the fiscal year ended December 31, 2021 and include the results of the acquisition of FIXCO Invest S.A.S ("ETANCO") on April 1, 2022.

2022 Fourth Quarter Financial Highlights

•Consolidated net sales of $475.6 million increased 13.6% from $418.6 million.
◦North America net sales of $368.1 million decreased 1.4% from $373.2 million, primarily due to lower sales volumes, partly offset by prior year product price increases. North America net sales were negatively impacted by $1.3 million in foreign currency translation.
◦Europe net sales of $103.7 million increased 150.3% from $41.4 million, primarily due to the acquisition of ETANCO, which contributed $64.9 million in net sales, along with product price increases. If the Company had not acquired ETANCO, Europe net sales would have been negatively impacted by $5.6 million in foreign currency translation and lower volumes.

•Consolidated gross profit of $200.7 million increased 1.2% compared to $198.3 million. Consolidated gross margin decreased to 42.2% from 47.4%.
◦North America gross margin decreased to 45.0% from 49.3%, primarily from higher raw material costs, factory and overhead and labor, as a percentage of net sales, partly offset by prior year product price increases.
◦Europe gross margin increased to 32.7% from 31.2%. Europe gross profit of $33.9 million included $20.9 million from the acquisition of ETANCO, which is net of $1.4 million in fair-value adjustments for inventory costs as a result of purchase accounting related to the acquisition of ETANCO.

•Consolidated income from operations of $78.7 million decreased 18.9% compared to $97.1 million. The decrease was primarily due to higher operating expenses, including $18.0 million attributable to ETANCO, and $2.6 million for integration costs also related to ETANCO. Consolidated operating margin decreased to 16.6% from 23.2%.

◦North America income from operations of $85.6 million decreased 16.6% compared to $102.6 million. The decrease was primarily due to lower gross profit, partly offset by lower operating expenses including cash profit sharing, sales commissions and stock-based compensation.

◦Europe reported income from operations of $0.8 million compared to a loss from operations of $1.5 million. This includes ETANCO's operating income of $0.3 million which is net of $1.4 million in inventory adjustments as noted above, $4.4 million of amortization expense on acquired intangible assets and $2.6 million for integration costs for a total of $8.4 million.

•The Company's effective income tax rate increased to 26.3% from 25.0%.

•Net income was $57.6 million, or $1.35 per diluted share, compared to net income of $69.8 million, or $1.61 per diluted share. Net income for the quarter ended December 31, 2022, includes $2.7 million of net interest expense primarily on the Company’s borrowings for its acquisition of ETANCO.

•Cash provided by operating activities was approximately $137.4 million, an increase of $108.2 million from $29.2 million primarily from decreases in working capital offset by the decrease in net income.

•Cash used in investing activities was approximately $25.4 million, an increase of $7.8 million from $17.6 million primarily due to increased capital expenditures of $20.8 million compared to $12.5 million.

2022 Full-Year Financial Highlights

•Consolidated net sales of $2.12 billion increased 34.5% from $1.57 billion, primarily due to product price increases and the acquisition of ETANCO, which contributed $212.6 million in net sales, partly offset by the negative effect of $27.8 million in foreign currency translation related mostly to Europe's currencies weakening against the United States dollar.

•Consolidated gross profit of $941.3 million increased 24.7% compared to $755.0 million. Consolidated gross margin decreased to 44.5% from 48.0%, primarily due to higher material costs, including $13.6 million in non-recurring fair-value adjustments for inventory costs as noted above.

•Consolidated income from operations of $459.1 million increased 24.8% compared to $367.8 million, primarily due to higher gross profit, partly offset by higher operating expenses and $17.3 million in total acquisition and integration costs. Consolidated income from operations includes ETANCO's operating income of $0.5 million which is net of $13.6 million in non-recurring inventory adjustments as noted above, $12.4 million of amortization expense on acquired intangible assets and $10.3 million for integration costs for a total of $36.9 million. Consolidated operating margin decreased to 21.7% from 23.4%.

•The Company's effective income tax rate decreased from 25.7% to 25.5%.

•Net income was $334.0 million, or $7.76 per diluted share, compared to net income of $266.4 million, or $6.12 per diluted share. Net income for the year ended December 31, 2022, includes $8.0 million of net interest expense primarily on the Company’s borrowings for its acquisition of ETANCO.

•Cash provided by operating activities was approximately $400.8 million, an increase of $249.5 million from $151.3 million primarily from decreases in working capital and the increase in net income.

•Cash used in investing activities was approximately $870.9 million, an increase of $812.1 million from $58.8 million. The increase was primarily due to the Company's purchase of ETANCO for $805.4 million. In addition, capital expenditures increased to $62.4 million from $43.7 million.

•Cash provided by financing activities was approximately $465.5 million, an increase of $537.1 million from cash used of $71.6 million. Cash provided by financing activities increased mainly from $700.0 million in loan proceeds to fund the acquisition of ETANCO, offset by approximately $116.0 million in principal repayments on the Company's Revolving and Term Credit Facility during 2022, as well as $78.6 million and $43.9 million in repurchase of the Company's common stock and payment of cash dividend, respectively, compared to $24.1 million and $41.6 million in repurchases of the Company's common stock and payments of cash dividends, respectively, in the prior year.

Management Commentary -

“2022 marked a year of strong financial and operational performance for Simpson despite a challenging operating environment,” commented Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our 2022 net sales reflect the impact of product price increases implemented throughout 2021 to offset rising material costs as well as a $212.6 million contribution from the ETANCO acquisition. Our performance further demonstrates strong operational execution as we continued to integrate ETANCO and advance our key growth initiatives forward. Those initiatives enabled us to grow our North America volumes above U.S. housing starts for the year.”

Mr. Olosky concluded, “Looking ahead, we are confident in the trajectory of our business despite the softer market forecasts for U.S. housing starts. We continue to believe Simpson remains well positioned for success given our ongoing focus on expansion of our growth initiatives into new markets, including commercial, OEM, national retail and building technology, the majority of which are not directly tied to U.S. housing starts, along with our strong balance sheet, solid market position and culture of Simpson colleagues who remain deeply passionate about our mission of providing solutions to help people design and build safer, stronger structures. In addition, the market for multifamily housing construction continues to remain strong and Simpson stands poised to benefit from the structural shortage of housing that has persisted in the U.S. As such, we are confident in our ability to continue to achieve our Company Ambitions, including our goal to grow above the market relative to U.S. housing starts with profitability in the top quartile of our proxy peer group.”

Corporate Developments

~~•~~During the fourth quarter of 2022, the Company repurchased 47,800 shares of common stock in the open market at an average price of $84.95 per share, for a total of $4.1 million. For the full-year of 2022, the Company repurchased 811,330 shares of its common stock in the open market at an average price of $96.91 per share, for a total of $78.6 million under its $100 million share repurchase authorization which expired at the end of 2022.

•On December 15, 2022, the Company's Board of Directors (the "Board") authorized the Company to repurchase up to $100.0 million of the Company's common stock, effective January 1, 2023 through December 31, 2023.

•On January 24, 2023, the Board declared a quarterly cash dividend of $0.26 per share, estimated to be $11.1 million in total. The dividend will be payable on April 27, 2023, to the Company's stockholders of record on April 6, 2023.

•On December 28, 2022, in conjunction with the appointment of Michael Olosky to President and Chief Executive Officer, effective January 1, 2023, the Company announced changes to its executive officers, also effective January 1, 2023, as announced in Exhibit 99.1 of its current report on Form 8-K dated December 28, 2022.

Business Outlook

Based on business trends and conditions as of today, February 6, 2023, the Company's outlook for the full fiscal year ending December 31, 2023 is as follows:

•Operating margin is estimated to be in the range of 18% to 20%.

•Interest expense on the outstanding Revolving Credit Facility and Term Loans, which have borrowings of $150.0 million and $433.1 million as of December 31, 2022, respectively, is expected to be approximately $9.7 million, including the benefit from interest rate and cross currency swaps mitigating substantially all of the volatility from changes in interest rates.

•The effective tax rate is estimated to be in the range of 25% to 26%, including both federal and state income tax rates and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $90.0 million to $95.0 million including the expected spend of $22.0 million to $25.0 million on its previously announced Columbus, Ohio facility expansion, with the balance of that project to be spent in 2024.

•The Company continues to work on integrating ETANCO into its operations. Plans were developed to realize the Company’s previously identified synergies in the years ahead which resulted in additional costs in 2022 that are expected to continue in 2023. The Company remains well positioned to capture meaningful benefits from the synergies, subject to changing macroeconomic circumstances, which will delay some of the synergy opportunities.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter and full-year 2022 financial results conference call on Monday, February 6, 2023, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1594133&tp_key=86b8d4d38f or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 20, 2022, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13735729. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon & glass fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the ongoing effects of the COVID-19 pandemic on our operations and supply chain, the operations of our customers, suppliers and business partners, the effect of general economic conditions, including employment rates, housing starts, interest rate levels and strength of the U.S. dollar, and the successful integration of ETANCO, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$475,622	$418,556	$2,116,087	$1,573,217
Cost of sales	274,967	220,286	1,174,794	818,187
Gross profit	200,655	198,270	941,293	755,030
Operating expenses:
Research and development and engineering expense	18,461	16,060	68,354	59,381
Selling expense	44,929	35,951	169,378	135,004
General and administrative expense	55,956	49,409	228,468	193,176
Total operating expenses	119,346	101,420	466,200	387,561
Acquisition and integration related costs	2,662	—	17,343	—
Gain on disposal of assets	(90)	(212)	(1,317)	(324)
Income from operations	78,737	97,062	459,067	367,793
Interest expense, net and other financing costs	(1,027)	(306)	(7,594)	(1,386)
Other & foreign exchange gain (loss), net	406	(3,678)	(3,408)	(7,858)
Income before taxes	78,116	93,078	448,065	358,549
Provision for income taxes	20,511	23,280	114,070	92,102
Net income	$57,605	$69,798	$333,995	$266,447
Earnings per common share:
Basic	$1.35	$1.62	$7.78	$6.15
Diluted	$1.35	$1.61	$7.76	$6.12
Weighted average shares outstanding:
Basic	42,572	43,218	42,925	43,325
Diluted	42,680	43,437	43,047	43,532
Other data:
Depreciation and amortization	$16,369	$9,285	$60,890	$42,477
Pre-tax equity-based compensation expense	1,994	4,324	14,980	17,715

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2022	2021
Cash and short-term investments	$300,742	$301,155
Trade accounts receivable, net	269,124	231,021
Inventories	556,801	443,756
Other current assets	52,609	22,903
Total current assets	1,179,276	998,835
Property, plant and equipment, net	361,555	259,869
Operating lease right-of-use assets	57,652	45,438
Goodwill	503,717	134,022
Other noncurrent assets	409,842	45,961
Total assets	$2,512,042	$1,484,125
Trade accounts payable	$97,841	$57,215
Long-term debt, current portion	22,500	—
Other current liabilities	229,046	187,387
Total current liabilities	349,387	244,602
Operating lease liabilities, net of current portion	46,882	37,091
Long-term debt, net of issuance costs	554,538	—
Deferred income tax and other long-term liabilities	140,607	18,434
Stockholders' equity	1,420,628	1,183,998
Total liabilities and stockholders' equity	$2,512,042	$1,484,125

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2022	2021	change *	2022	2021	change *
Net Sales by Reporting Segment
North America	$368,129	$373,230	(1.4)%	$1,701,041	$1,362,941	24.8%
Percentage of total net sales	77.4%	89.2%		80.4%	86.6%
Europe	103,712	41,429	150.3%	400,303	196,996	103.2%
Percentage of total net sales	21.8%	9.9%		18.9%	12.5%
Asia/Pacific	3,781	3,897	(3.0)%	14,743	13,280	11.0%
Percentage of total net sales	0.8%	0.9%		0.7%	0.8%
Total	$475,622	$418,556	13.6%	$2,116,087	$1,573,217	34.5%
Net Sales by Product Group**
Wood Construction	$403,527	$364,852	10.6%	$1,831,580	$1,361,113	34.6%
Percentage of total net sales	84.8%	87.2%		86.6%	86.5%
Concrete Construction	71,087	53,363	33.2%	282,205	210,780	33.9%
Percentage of total net sales	14.9%	12.7%		13.3%	13.4%
Other	1,008	341	N/M	2,302	1,324	N/M
Total	$475,622	$418,556	13.6%	$2,116,087	$1,573,217	34.5%
Gross Profit (Loss) by Reporting Segment
North America	$165,564	$184,067	(10.1)%	$810,730	$681,137	19.0%
North America gross profit margin	45.0%	49.3%		47.7%	50.0%
Europe	33,925	12,935	162.3%	125,616	69,164	81.6%
Europe gross profit margin	32.7%	31.2%		31.4%	35.1%
Asia/Pacific	961	1,312	N/M	4,910	4,902	N/M
Administrative and all other	205	(44)	N/M	37	(173)	N/M
Total	$200,655	$198,270	1.2%	$941,293	$755,030	24.7%
Income (Loss) from Operations
North America	$85,564	$102,626	(16.6)%	$485,899	$377,069	28.9%
North America operating profit margin	23.2%	27.5%		28.6%	27.7%
Europe	783	(1,522)	151.4%	11,121	14,160	(21.5)%
Europe operating profit (loss) margin	0.8%	(3.7)%		2.8%	7.2%
Asia/Pacific	(175)	252	N/M	723	1,193	N/M
Administrative and all other	(7,435)	(4,294)	N/M	(38,676)	(24,629)	N/M
Total	$78,737	$97,062	(18.9)%	$459,067	$367,793	24.8%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400